IMM-X (IDFF)

Form of Guarantee Agreement

between the

European Investment Bank

and

Immunic, Inc.

and

Immunic AG

Luxembourg and Munich [●] 2020

Article 1 INTERPRETATION AND DEFINITIONS	4

1.01 Interpretation	4

1.02 Definitions	5

Article 2 FINANCE DOCUMENTS	8

Article 3 GUARANTEE	8

3.01 Guarantee (Garantie) and Indemnity (Ausfallhaftung)	8

3.02 Demands and payments	9

3.03 Independent payment obligation	9

3.04 No defence	9

3.05 Immediate recourse	10

3.06 Appropriations	10

3.07 Deferral of Guarantor’s rights	11

3.08 Additional Security	11

Article 4 TERM OF THE GUARANTEE	11

4.01 Term	11

4.02 Reinstatement	11

Article 5 REPRESENTATIONS AND WARRANTIES	12

5.01 Representations and Warranties of the Guarantor	12

5.02 Undertakings of the Guarantor	16

Article 6 INFORMATION TO THE BANK	18

6.01 Financial Information	18

6.02 Information duties	18

Article 7 DEFAULT INTEREST AND TAXES	19

7.01 Taxes	19

7.02 Interest on overdue sums	19

7.03 Other charges	19

7.04 Currency conversion	20

7.05 Set-off	20

Article 8 CONTINUING OBLIGATIONS	20

Page 1/27

Article 9 NON WAIVER	20

Article 10 LAW AND JURISDICTION, miscellaneous	20

10.01 Governing Law	20

10.02 Jurisdiction	21

10.03 Service of process	21

10.04 Place of performance	21

10.05 Evidence of sums due	21

10.06 Entire Agreement	22

10.07 Invalidity	22

10.08 Amendments	22

10.09 Counterparts	22

10.10 Assignment and transfer by the Bank	22

Article 11 Final Articles	24

11.01 Form of notice	24

11.02 Addresses	25

11.03 Demand after notice to remedy	25

11.04 English language	25

11.05 Conclusion of this Guarantee Agreement (Vertragsschluss)	25

11.06 Waiver of trial by jury	26

Page 2/27

THIS GUARANTEE AGREEMENT IS MADE ON [●] 2020 BETWEEN:

The European Investment Bank having its seat at 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg, represented by [●] and [●]	(the "Bank")

and
Immunic, Inc., a Delaware corporation, having its principal office at 1200 Avenue of the Americas, Suite 200, New York, NY 10036, USA, represented by Dr. Daniel Vitt	(the "Guarantor")

and
Immunic AG, a public limited liability company (Aktiengesellschaft) incorporated in Germany, having its registered office at Lochhamer Schlag 21, 82166 Gräfelfing, Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich under HRB 223333, represented by Dr. Daniel Vitt	(the "Borrower")

Page 3/27

WHEREAS:

(A)	Pursuant to a finance contract dated [●] 2020 and entered into between the Bank as lender, the Borrower as borrower and the Guarantor as original guarantor, the Bank has agreed to grant in favour of the Borrower a credit in the amount of EUR 24,500,000 (twenty-four million five hundred thousand euro euro) (the "Finance Contract").

(B)	As a condition precedent to any disbursement under the Finance Contract, the Borrower has undertaken that the Guarantor shall, and the Guarantor has agreed to, grant a guarantee (Garantie) in favour of the Bank pursuant to the terms of this guarantee agreement (the "Guarantee Agreement").

(C)	The processing of personal data shall be carried out by the Bank in accordance with applicable European Union legislation on the protection of individuals with regard to the processing of personal data by the European Union institutions and bodies and on the free movement of such data.

(D)	Under current law, the Bank is exempted from withholding under FATCA (as defined below) pursuant to the intergovernmental agreement entered into between the Grand Duchy of Luxembourg and the US (as defined below) signed on 28 March 2014, ratified in Luxembourg on 25 July 2015 and in full force and effect from 29 July 2015, implementing the FATCA provisions of the US Hiring Incentives to Restore Employment Act of 2010.

(E)	The parties to this Guarantee Agreement expressly agree that any reference in this Guarantee Agreement to the Finance Contract shall under no circumstances be construed as affecting the independent, unconditional and irrevocable nature of the guarantee (Garantie) granted pursuant to this Guarantee Agreement.

NOW THEREFORE it is hereby agreed as follows:

Article 1
INTERPRETATION AND DEFINITIONS

1.01        Interpretation

In this Guarantee Agreement, unless a contrary indication appears:

(a)	"Guarantor(s)", the "Bank" and the "Borrower" shall be construed as to include its and any subsequent successors in title, permitted assigns and permitted transferees;

(b)	references to Articles, Recitals, Schedules and (Sub-)Paragraphs are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and (sub-)paragraphs of schedules to, this Guarantee Agreement. All Recitals and Schedules form part of this Guarantee Agreement;

(c)	references to "law" or "laws" mean (i) any applicable law and any applicable treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which is binding or applicable case law, and (ii) EU Law;

(d)	references to applicable law, applicable laws or applicable jurisdiction means (i) a law or jurisdiction applicable to the Guarantor, its respective rights and/or obligations (in each case arising out of or in connection with the Finance Documents), its capacity and/or assets, and/or, as applicable, (ii) a law or jurisdiction (including in each case the Bank’s statute) applicable to the Bank, its rights, obligations, capacity and/or assets;

Page 4/27

(e)	references to a provision of law are references to that provision as amended or re-enacted;

(f)	references to this Guarantee Agreement and any other Finance Document or other agreement or instrument are references to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(g)	words and expressions in plural shall include singular and vice versa;

(h)	a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether having separate legal personality or not); and

(i)	a Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

A term used in any notice given under or in connection with this Guarantee Agreement has the same meaning as ascribed to it in this Guarantee Agreement. This Guarantee Agreement is made in the English language. For the avoidance of doubt, the English language version of this Guarantee Agreement shall prevail over any translation of this Guarantee Agreement. However, where a German translation of a word or phrase appears in the text of this Guarantee Agreement, the German translation of such word or phrase shall prevail.

1.02        Definitions

A reference to a term defined in the Finance Contract has the same meaning in this Guarantee Agreement, unless otherwise defined herein. In this Guarantee Agreement:

"Bank’s Account" has the meaning ascribed to such term in Article 3.02(c) (Demands and payments).

"BGB" means the German Civil Code (Bürgerliches Gesetzbuch).

“Code” means the US Internal Revenue Code of 1986, as amended.

"Demand" has the meaning ascribed to such term in Article 3.02 (Demands and payments).

"EUR" or "euro" means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.

"FATCA" means:

(a)	Sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

Page 5/27

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"Fee Letters" means Finance Fee Letter and the Initial Fee Letter.

"Finance Documents" means this Guarantee Agreement, the Finance Contract, the Fee Letters, the MAR Side Letter and any other document designated a "Finance Document" by the Borrower and the Bank.

"Finance Fee Letter" means the fee letter from the Bank to the Borrower, dated [●] 2020.

“Fraudulent Transfer Law” means any applicable United States bankruptcy and State fraudulent transfer and conveyance statute and any related case law, and terms used in Articles 3.01(d) and 5.01(n) are to be construed in accordance with the Fraudulent Transfer Laws.

"GAAP" means generally accepted accounting principles in the jurisdiction of incorporation of the respective Obligor, including, if applicable, IFRS.

"Guarantee" means the guarantee and indemnity granted pursuant to Article 3.01 (Guarantee (Garantie) and Indemnity (Ausfallhaftung)).

"Initial Fee Letter" means the letter from the Bank to the Borrower dated 18 June 2020.

“Investment Company” has the meaning given to it in the United States Investment Company Act of 1940.

"InsO" means the German Insolvency Code (Insolvenzordnung).

“Margin Regulations” means Regulations T, U and X issued by the Board of Governors of the United States Federal Reserve System.

“Margin Stock” means “margin stock” or “margin securities” as defined in the Margin Regulations.

"MAR Side Letter" means the side letter regarding the market abuse, dated [●] 2020 and entered into between the Guarantor, the Borrower and the Bank.

"Notification" has the meaning ascribed to such term in Article 3.02 (Demands and payments).

“Obligor” means the Borrower, the Guarantor and each Material Subsidiary which enters into a guarantee and indemnity agreement as guarantor in accordance with the Finance Contract.

"Payment Period" has the meaning ascribed to such term in Article 3.02 (Demands and payments).

"Security" means any mortgage, land charge (including security purpose agreement), pledge, lien, charge, assignment, transfer for security purposes, abstract acknowledgement or promise of debt, (extended) retention of title arrangement, hypothecation, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"US" means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

Page 6/27

"US Bankruptcy Code" means Title 11 of the United States Code, 11 U.S.C. 101 et seq., entitled “Bankruptcy”.

"ZPO" means the German Code of Civil Procedure (Zivilprozessordnung).

Page 7/27

Article 2
FINANCE DOCUMENTS

The Guarantor hereby confirms that it has received a copy of the Finance Documents and that it is aware of the contents of the Finance Documents and the transactions contemplated thereby. The Guarantor further confirms that, to the extent the Finance Documents are in the English language, it is in command of the English language or has obtained a translation thereof, and to the extent necessary, has made itself familiar with the contents of the Finance Documents and the transactions contemplated thereby.

Article 3
GUARANTEE

3.01        Guarantee (Garantie) and Indemnity (Ausfallhaftung)

(a)	The Guarantor irrevocably and unconditionally guarantees (garantiert) by way of an independent payment obligation (selbständiges Zahlungsversprechen) to the Bank to pay to the Bank any amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by the Borrower or any other Obligor, in each case including, for the avoidance of doubt, any obligation arising out of damages (Schadenersatz), unjust enrichment (ungerechtfertigte Bereicherung), tort (unerlaubte Handlung) or any claims arising from the insolvency administrator’s discretion to perform obligations in agreements according to Section 103 InsO; and

(b)	The Guarantor irrevocably and unconditionally undertakes vis-à-vis the Bank to indemnify (schadlos halten) the Bank against any cost, loss or liability suffered by the Bank if any obligation of the Borrower under or in connection with any Finance Document or any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Bank would otherwise have been entitled to recover (Ersatz des positiven Interesses).

(c)	For the avoidance of doubt this Guarantee does not constitute a surety (Bürgschaft) or a guarantee upon first demand (Garantie auf erstes Anfordern) and, in particular, receipt of such written demand shall not preclude any rights and/or defences the Guarantor may have with respect to any payment requested by the Bank under this Guarantee.

(d)	Notwithstanding any term or provision of this Article 3.01 or any other term in this Guarantee Agreement or any Finance Document, the Guarantor's liabilities under this Article, without the requirement of amendment or any other formality, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its liability hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the US Bankruptcy Code or any applicable provision of comparable state law, in each case after giving effect to all other liabilities of the Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of the Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

Page 8/27

3.02        Demands and payments

Any demand made by the Bank to the Guarantor under this Guarantee Agreement (each, a "Demand") shall be made by way of a written notification addressed by the Bank to the Guarantor, sent in accordance with the provisions set forth in Article 11.01 (Form of notice) below and having the following content (each a "Notification"):

(a)	specifying that the Bank is making a Demand under this Guarantee Agreement;

(b)	specifying the amount due and payable by the Guarantor and that such amount is an amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by the Borrower or any other Obligor as well as the currency of payment of such sums; and

(c)	providing details of the relevant bank account into which payment should be made (the "Bank’s Account") together with relevant instructions as to how payment should be made (if any),

it being understood that:

(d)	the Bank shall be under no obligation to provide the Guarantor with any additional document nor to support its claim with any other justification or evidence; and

(e)	the payment obligation of the Guarantor under this Guarantee Agreement is not subject to the accuracy or the merit of any statement, declaration or information contained in any Notification.

The Guarantor shall make the payment requested in the Notification within three (3) Business Days as from the date of receipt (included) of the relevant Notification (the "Payment Period") and in the currency as requested within the Notification.

The Bank is entitled to request the payment of any amount in one or several instalments.

3.03        Independent payment obligation

This Guarantee:

(a)	is independent and separate from the other obligations of the Borrower and is a continuing guarantee and indemnity which will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part; and

(b)	shall extend to any additional obligations of the Borrower resulting from any amendment, novation, supplement, extension, restatement or replacement of any Finance Document, including without limitation any extension of or increase in any Loan or the addition of a new loan or tranche under the Finance Contract.

3.04        Excluded defences

(a)	The obligations of the Guarantor under this Guarantee Agreement will not be affected by an act, omission, matter or thing which relates to the principal obligation (or purported obligation) of the Borrower or any other Obligor and which would reduce, release or prejudice any of its obligations under this Guarantee Agreement, including any personal defences of the Borrower (Einreden des Hauptschuldners) or any right of revocation (Anfechtung) or set-off (Aufrechnung) of the Borrower. In particular, each Guarantor by its execution of this Guarantee Agreement:

Page 9/27

(i)	consents (willigt ein), as required pursuant or analogue to Section 418 sub-section 1 sentence 3 BGB, to any assumption of debt (Schuldübernahme) or assignment and transfer by assumption of contract (Vertragsübernahme) which relates to any such principal obligation (or purported obligation); and

(ii)	waives (verzichtet auf) any defences (Einreden) to which a Borrower in its respective capacity as principal debtor (Hauptschuldner) of any such principal obligation (or purported obligation) may be entitled.

(b)	The obligations of the Guarantor under this Guarantee Agreement are independent from any other security or guarantee which may have been or will be given to the Bank. In particular, the obligations of the Guarantor under this Guarantee Agreement will not be affected by any of the following:

(i)	the release of, or any time (Stundung), waiver or consent granted to, the Borrower or any other Obligor from or in respect of its obligations under or in connection with any Finance Document,

(ii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, the Borrower or any other Obligor or any other person or any failure to realise the full value of any Security,

(iii)	any incapacity or lack of power, authority or legal personality of or dissolution or a deterioration of the financial condition of the Borrower or any other Obligor, or

(iv)	any unenforceability, illegality or invalidity of any obligation of the Borrower or any other Obligor under the Finance Documents.

(c)	For the avoidance of doubt nothing in this Article 3.04 (Excluded defences) shall preclude any defences that the Guarantor (in its capacity as Guarantor only) may have against the Bank that the Guarantee does not constitute its legal, valid, binding or enforceable obligations.

3.05        Immediate recourse

The Bank will not be required to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Guarantor under this Guarantee. This applies irrespective of any law or provision of a Finance Document to the contrary.

3.06        Appropriations

Until all amounts which may be or become payable by the Borrower and the Guarantor under or in connection with the Finance Documents have been unconditionally and irrevocably paid in full, the Bank may:

(a)	refrain from applying or enforcing any other moneys, Security or rights held or received by the Bank in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

Page 10/27

(b)	hold in an account any moneys received from the Guarantor or on account of the Guarantor's liability under this Guarantee.

3.07        Deferral of Guarantor’s rights

(a)	Until all amounts which may be or become payable by the Borrower and the Guarantor under or in connection with the Finance Documents have been irrevocably paid in full and unless the Bank otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Guarantee:

(i)	to be indemnified by the Borrower or any other Obligor;

(ii)	to claim any contribution from any other guarantor of any Borrower's or the Guarantor's obligations under the Finance Documents;

(iii)	to exercise any right of set-off against the Borrower or any other Obligor; and/or

(iv)	to take the benefit (in whole or in part and whether by way of legal subrogation or otherwise) of any rights of the Bank under the Finance Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Finance Documents by the Bank.

(b)	If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Bank by the Borrower and any other Obligor under or in connection with the Finance Documents to be repaid in full on trust for the Bank and shall promptly pay or transfer the same to the Bank or as the Bank may direct.

3.08        Additional Security

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or Security now or subsequently held by the Bank.

Article 4
TERM OF THE GUARANTEE

4.01        Term

This Guarantee shall take effect on the date of execution of this Guarantee Agreement and expire on the date on which all sums which the Bank may claim under or in connection with any Finance Document have been unconditionally and irrevocably paid to the satisfaction of the Bank.

4.02        Reinstatement

If any payment by the Borrower or the Guarantor is avoided or reduced as a result of insolvency or any similar event:

Page 11/27

(a)	the liability of any (other) Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Bank shall be entitled to recover the value or amount of that security or payment from the Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

Article 5
REPRESENTATIONS AND WARRANTIES

5.01        Representations and Warranties of the Guarantor

The Guarantor hereby represents and warrants (selbständiges Garantieversprechen im Sinne von § 311 BGB) to the Bank that:

(a)	Authorisations and Binding Obligations

(i)	It is duly incorporated and validly existing as a corporation under the laws of its jurisdiction of incorporation.

(ii)	Its place of incorporation or establishment is not (a) a jurisdiction classified by any Lead Organisation as being weakly regulated and/or weakly supervised and/or non-transparent and/or uncooperative or any equivalent classification used by any Lead Organisation, in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices, and/or (b) a jurisdiction that is blacklisted by any Lead Organisation in connection with such activities.[1]

(iii)	It has the power to carry on its business as it is now being conducted and to own its property and other assets, and to execute, deliver and perform its obligations under this Guarantee Agreement.

(iv)	It has obtained all necessary Authorisations in connection with the execution, delivery and performance of this Guarantee Agreement and in order to lawfully comply with its obligations thereunder, and in respect of the Investment, and all such Authorisations are in full force and effect and admissible in evidence.

(v)	The execution and delivery of, the performance of its respective obligations under and compliance with the provisions of this Guarantee Agreement do not and will not contravene or conflict with:

(A)	any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

________________________

1 Relevant jurisdictions may be identified on the basis of lists of Lead Organisations, as such lists are updated, amended or supplemented from time to time, including: jurisdictions with strategic deficiencies in the area of AML-CFT as identified by FATF (http://www.fatf-gafi.org/countries/#high-risk); jurisdictions listed “partially compliant”, “provisionally partially compliant” or “non-compliant” in the OECD Global Forum progress reports/ Global Forum rating (http://www.oecd.org/tax/transparency/GFratings.pdf; http://www.oecd.org/tax/transparency/exchange-of-information-on-request/ratings/); jurisdictions identified in EU delegated regulation 2016/1675 of 14.7.2016 supplementing Directive (EU) 2015/849 as high-risk third countries with strategic deficiencies
(http://eur-lex.europa.eu/legal-content/EN/TXT/?uri=CELEX%3A32016R1675); and jurisdictions included in the EU list of non-cooperative jurisdictions for tax purposes (https://ec.europa.eu/taxation_customs/tax-common-eu-list_en).

Page 12/27

(B)	any agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its respective obligations under this Guarantee Agreement; or

(C)	any provision of its constitutional documents.

(vi)	The execution and delivery of the Guarantee Agreement and the performance and compliance with its respective duties under this Guarantee Agreement do not and will not cause any representations made pursuant to this Article 5.01 to be untrue.

(vii)	The obligations expressed to be assumed by it in this Guarantee Agreement are legal, valid, binding and enforceable obligations, subject to any legal reservations in any legal opinion provided in connection with this Guarantee Agreement.

(b)	No default or other adverse event

(i)	There has been no Material Adverse Change since 9 September 2020. (Non-repeating)

(ii)	No event or circumstance which constitutes an Event of Default has occurred and is continuing.

(c)	No Insolvency

(i)	It is able to pay its debts as they fall due and the entering into of this Guarantee Agreement and the performance of its respective obligations hereunder do not and will not cause it to be or to be deemed to be unable to pay its debts as they fall due.

(ii)	It has not taken any corporate action nor have any other steps been taken in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or legal proceedings been started or, to its knowledge, threatened against it for its winding-up, dissolution, administration, reorganisation, or any analogous procedure or step or for the appointment of a liquidator, receiver, administrator, administrative receiver, trustee, compulsory manager or similar officer of it or of any or all of its assets or revenues.

(iii)	The aggregate amount of its debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets.

(iv)	Its capital is not unreasonably small to carry on its business as it is being conducted.

(v)	It has not incurred and does not intend to incur debts beyond its ability to pay as they mature.

(vi)	It has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

Page 13/27

For purposes of the foregoing, the amount of contingent liabilities have been computed as the amount that, in light of all the facts and circumstances existing on the date this representation and warranty is made, can reasonably be expected to become an actual or matured liability.

(d)	No Proceedings

(i)	No litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against it any unsatisfied judgement or award. (Non-repeating)

(ii)	To the best of its knowledge and belief (having made due and careful enquiry) no material Environmental Claim has been commenced or is threatened against it.

(iii)	As at the date of this Guarantee Agreement, it has not taken any action to commence proceedings for, nor have any other steps been taken or legal proceedings commenced or, so far as it is aware, threatened against it for its insolvency, winding up or dissolution, or for it to enter into any arrangement or compositions for the benefit of creditors, or for the appointment of an administrator, receiver, administrative receiver, examiner, trustee or similar officer.

(e)	Security

At the date of this Guarantee Agreement, no Security exists over its assets other than any Permitted Security.

(f)	Ranking

(i)	Its payment obligations under this Guarantee Agreement rank not less than pari passu in right of payment with all other present and future secured and unsubordinated obligations under any of its respective debt instruments except for obligations mandatorily preferred by law applying to companies generally.

(ii)	No financial covenants have been concluded with any other of its creditors.

(iii)	No Voluntary Non-EIB Prepayment has occurred.

(g)	Anti-Corruption

(i)	It is in compliance with all applicable European Union and national legislation, including any applicable anti-corruption legislation.

(ii)	To the best of its knowledge, no funds invested in the Investment by the Guarantor is of illicit origin, including products of money laundering or linked to the financing of terrorism.

(iii)	It is not engaged in any Criminal Activities and to the best of its knowledge no Criminal Activities have occurred in connection with the Investment. (Non-repeating).

Page 14/27

(h)	Accounting and Tax

(i)	The latest of its available consolidated and unconsolidated audited accounts have been prepared on a basis consistent with previous years and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose or reserve against all of its liabilities (actual or contingent).

(ii)	Its accounting reference date is 31 December.

(iii)	It is not required to make any deduction for or on account of any Tax from any payment it may make under this Guarantee Agreement. (Non-repeating)

(iv)	All Tax returns required to have been filed by it or on its behalf under any applicable law have been filed when due and contain the information required by applicable law to be contained in them.

(v)	It has paid when due all Taxes payable by it under applicable law except to the extent that it is contesting payment in good faith and by appropriate means.

(vi)	With respect to Taxes which have not fallen due or which it is contesting, it is maintaining reserves adequate for their payment and in accordance, where applicable, with GAAP.

(vii)	Under the laws of the jurisdiction of incorporation of the Guarantor, it is not necessary that this Guarantee Agreement be filed, recorded or enrolled with any court or other authority, except to the extent this Guarantee Agreement may need to be disclosed by the Guarantor as a material contract to be filed as an exhibit to its report on Form 10-Q or Annual Report on Form 10-K or a Current Report on Form 8-K with the Securities and Exchange Commission, or that any stamp, registration or similar tax be paid on or in relation to this Guarantee Agreement, or the transactions contemplated by this Guarantee Agreement. (Non-repeating)

(i)	Information provided

Any factual information provided by it for the purposes of entering into this Guarantee Agreement and any related documentation was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and continues to be true and accurate in all material respect as at the date of this Guarantee Agreement.

(j)	No indebtedness

It has no Indebtedness outstanding other than any Indebtedness already existing on the date hereof and any Permitted Indebtedness. (Non-repeating)

(k)	No Immunity

Neither it nor any of its respective assets, is entitled to immunity from suit, execution, attachment or other legal process.

(l)	Pensions

The pension schemes for the time being operated by it (if any) are funded in accordance with their rules and to the extent required by law or otherwise comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained.

Page 15/27

(m)	Environment

It is in compliance with Paragraph 5 (Environment) of Schedule H (General Undertakings) of the Finance Contract, as if all references to the Borrower were to the Guarantor.

(n)	Fraudulent Transfer Law

(i)	It will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents; and

(ii)	those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any Fraudulent Transfer Law.

(o)	United States laws

It is not:

(i)	required to be registered as an investment company or subject to regulation under the United States Investment Company Act of 1940; or

(ii)	subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.

(p)	Other

In respect of this Guarantee Agreement and the transaction contemplated by, referred to in, provided for or effected by this Guarantee Agreement, it has entered into this Guarantee Agreement (i) in good faith and for the purpose of carrying out its business, (ii) on arms’ length commercial terms and (iii) without any intention to defraud or deprive of any legal benefit of any other parties (such as third parties and in particular creditors other than the Bank) or to circumvent any applicable mandatory laws or regulations of any jurisdiction. The granting of this Guarantee Agreement is not disproportionate to its financial means.

The representations and warranties set out in this Article 5.01 – other than those paragraphs which are identified with the words "(Non-repeating)" at the end of the Paragraphs - shall survive the execution of this Guarantee and shall be repeated on each Disbursement Date Acceptance, each Disbursement Date and each Payment Date, by reference to the facts and circumstances then prevailing.

The Guarantor hereby confirms that it has made the representations and warranties contained in this Article with the intention of inducing the Bank to enter into the Finance Contract and accepting this Guarantee as security for the Finance Contract and that the Bank has entered into the Finance Contract and has accepted this Guarantee as security for the Finance Contract on the basis of, and in full reliance on, each of such representations and warranties.

5.02        Undertakings of the Guarantor

The Guarantor acknowledges and agrees that during the subsistence of this Guarantee Agreement:

Page 16/27

(a)	Authorisations

It shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of its jurisdiction of incorporation to enable it lawfully to enter into, exercise its rights and perform the obligations expressed to be assumed by it under this Guarantee Agreement and to ensure the legality, validity, enforceability and admissibility in evidence of this Guarantee Agreement in its jurisdiction of incorporation and in Germany.

(b)	No Security

It shall not create or permit to subsist any Security over any of its assets other than:

(i)	any Permitted Security; and

(ii)	any Security created with the prior approval of the Bank.

(c)	Pari passu with other creditors

The Guarantor shall ensure that its payment obligations under this Guarantee Agreement rank, and will rank not less than pari passu in right and priority of payment with all other present and future secured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

(d)	No action

It shall not take any action which would cause any of the representations made in Article 5.01 above to be untrue at any time during the continuation of this Guarantee Agreement.

(e)	Know your Customer

The Guarantor shall deliver to the Bank any such information or further document concerning customer due diligence matters of or for the Guarantor as the Bank may reasonably require within a reasonable timeframe.

(f)	Notification duty

It shall notify the Bank of the occurrence of any event of which it becomes aware that results in or may reasonably be expected to result in any of the representations made in Article 5.01 above being untrue.

(g)	United States laws

(i)	No Obligor may:

(A)	extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock; or

(B)	use any Loan, directly or indirectly, to buy or carry Margin Stock or for any other purpose in violation of the Margin Regulations.

Page 17/27

(ii)	No Obligor may use any part of any Loan to acquire any security in violation of section 13 or 14 of the United States Securities Exchange Act of 1934.

Article 6
INFORMATION TO THE BANK

6.01        Financial Information

The Guarantor shall deliver to the Bank:

(a)	as soon as they become available but in any event within 120 (one hundred and twenty) days after the end of each of its financial years, a copy of its audited consolidated annual reports, balance sheets, cash flow statements, profit and loss accounts and auditors reports for that financial year, it being understood that this requirement can be satisfied by filing of the Guarantor’s Annual Report on Form 10-K, together with all other such information as the Bank may reasonably require as to the Guarantor's financial situation; and

(b)	from time to time, such further information on its general financial position, business and operation as the Bank may reasonably request.

6.02        Information duties

During the subsistence of this Guarantee Agreement, the Guarantor shall immediately inform the Bank of:

(a)	any material alteration to its constitutional documents and of any proposal or decision known to it which envisages the introduction of such alteration as well as of any material change in its corporate status or powers, in each case in so far as such event could reasonably be expected to affect the validity and enforceability of this Guarantee Agreement or the ability of the Guarantor to perform the obligations expressed to be assumed by it under this Guarantee Agreement;

(b)	a Change-of-Law Event (as defined below) with respect to the Guarantor of which it becomes aware; and

(c)	deliver any other information on its financial position likely to have a detrimental effect on its ability to perform the obligations expressed to be assumed by it under this Guarantee Agreement.

For the purposes of this Article 6.02, "Change-of-Law Event" means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Guarantee Agreement and which, in the reasonable opinion of the Bank, would materially impair the Guarantor's ability to perform its obligations under this Guarantee Agreement.

Page 18/27

Article 7
DEFAULT INTEREST AND TAXES

7.01        Taxes

All Taxes, duly documented charges, duties and fees as well as any other duly documented expenses or impositions of whatsoever nature, arising out or in connection with this Guarantee Agreement shall be borne by the Guarantor. The Guarantor shall make all payments under this Guarantee Agreement gross without withholding or deduction of any Tax, charges, duties, fees, expenses or impositions of whatsoever nature.

If any amount in respect of any applicable Taxes, charges, duties, fees as well as any other expenses or impositions must be deducted, withheld or retained from any amount due under this Guarantee Agreement, the Guarantor undertakes to pay such additional amount as may be necessary to ensure that the Bank receives a net amount equal to the full amount to which it is entitled under this Guarantee Agreement.

The Guarantor undertakes to pay and indemnify the Bank against any amount, cost or loss incurred by the Bank in relation to any stamp duty, registration or similar Tax or notarial fee payable in respect of the Guarantor.

7.02        Interest on overdue sums

If the Guarantor fails to pay any amount (other than any interest amount) payable by it under this Guarantee Agreement within the relevant Payment Period in accordance with Article 3.02 (Demands and payments), interest shall accrue on any overdue amount (other than any interest amount) payable under the terms of this Guarantee Agreement, as from the expiration of the relevant Payment Period up to the date of payment by such Guarantor, at the rate and on the terms specified in Article 4.4 (a) (Interest on overdue sums) of the Finance Contract.

If the Guarantor fails to pay interest payable by it under this Guarantee Agreement on its due date, Article 4.4 (b) (Interest on overdue sums) of the Finance Contract shall apply.

For the purpose of determining EURIBOR, the relevant periods within the meaning of Schedule B (Definition of EURIBOR) of the Finance Contract shall be successive periods of one month commencing on the expiration of the Payment Period. If the overdue sum is in a currency other than the currency of the Loan, the following rate per annum shall apply, namely the relevant interbank rate that is generally retained by the Bank for transactions in that currency plus 2% (200 basis points), calculated in accordance with the market practice for such rate.

7.03        Other charges

All reasonable and duly documented fees, charges and expenses (including legal fees) incurred as result or in connection with the negotiation, preparation, execution, implementation, registration, enforcement, termination or translation of this Guarantee Agreement or any related document, any amendment, supplement or waiver in respect of this Guarantee Agreement or any related document shall be borne by the Guarantor.

Page 19/27

7.04        Currency conversion

Any payment to be made by the Guarantor under this Guarantee Agreement shall be made in the currency as set out in the relevant Notification. The Bank shall apply the exchange rate published by the European Central Bank in Frankfurt am Main for the purpose of any currency conversion.

If the Bank has received a payment under this Guarantee in a currency other than the currency requested in the relevant Notification and must convert this payment, the Guarantor shall indemnify the Bank, upon first demand, for any loss resulting from the difference in exchange rates between the date of conversion and the date on which the payment is received in the other currency, as well as for any fees (including legal fees, Taxes and any other charges) connected with this conversion.

7.05        Set-off

All payments to be made by the Guarantor under this Guarantee Agreement shall be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement.

Article 8
CONTINUING OBLIGATIONS

It is hereby expressly agreed that any change, whatsoever, in the legal situation of the Guarantor shall not affect its obligations under this Guarantee Agreement and that in particular, in case of merger, demerger or absorption, the absorbing new or beneficiary company shall take over, under the merger treaty or agreement, the commitments of the Guarantor under this Guarantee Agreement and in case of demerger, the demerger companies benefiting from the partial assignment of assets resulting from the split will be bound to:

(a)	take over with joint liability the commitments of the Guarantor under this Guarantee Agreement; and

(b)	if requested by the Bank, grant additional security or guarantees.

Article 9
NON WAIVER

No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Guarantee Agreement shall be construed as a waiver of such right or remedy and the Bank shall not be liable for any such failure, delay or single or partial exercise of any such right and remedy.

Article 10
LAW AND JURISDICTION, miscellaneous

10.01     Governing Law

This Guarantee Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of Germany.

Page 20/27

10.02     Jurisdiction

(a)	The courts of Munich, Germany, have exclusive jurisdiction to settle any dispute (a "Dispute") arising out of or in connection with this Contract (including a dispute regarding the existence, validity or termination of this Guarantee Agreement or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Guarantee Agreement .

(b)	The parties agree that the courts of Munich, Germany, are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary

(c)	This Article 10.02 is for the benefit of the Bank only. As a result and notwithstanding Sub-Paragraph (a) above, it does not prevent the Bank from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

10.03     Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

(i)	irrevocably appoints the Borrower (the "Process Agent") as its agent for service of process in relation to any proceedings before the German courts in connection with any Finance Document;

(ii)	agrees that failure by the Process Agent to notify the Guarantor of the process will not invalidate the proceedings concerned; and

(iii)	undertakes to deliver to the Process Agent within five Business Days upon request of the Bank a process agent appointment letter and to send a copy of such executed letter to the Bank.

(b)	The Process Agent hereby accepts its appointment pursuant to Article 10.03(a) above. The Process Agent shall ensure that documents to be served to the Guarantor may validly be served by delivery to the Process Agent. The Process Agent shall notify the Bank of any change of address, accept any documents delivered to it on behalf of the Guarantor, fulfil any requirements of Section 171 ZPO and present the original process agent appointment letter to any person effecting the service of process as required pursuant to Section 171 sentence 2 ZPO.

10.04     Place of performance

Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Guarantee Agreement, shall be the seat of the Bank.

10.05     Evidence of sums due

In any legal action arising out of this Guarantee Agreement the certificate of the Bank as to any amount or rate due to the Bank under this Guarantee Agreement shall, in the absence of manifest error, be prima facie evidence of such amount or rate.

Page 21/27

10.06     Entire Agreement

This Guarantee Agreement constitutes the entire agreement between the Bank and the Guarantor in relation to the provision of this Guarantee Agreement hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.

10.07     Invalidity

If at any time any term of this Guarantee Agreement is or becomes illegal (nichtig), invalid or unenforceable in any respect, or this Guarantee Agreement is or becomes ineffective (unwirksam) in any respect, under the laws of any jurisdiction, such illegality (Nichtigkeit), invalidity, unenforceability or ineffectiveness (Unwirksamkeit) shall indisputably (unwiderlegbar) not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Guarantee Agreement or the effectiveness in any other respect of this Guarantee Agreement in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Guarantee Agreement or the effectiveness of this Guarantee Agreement under the laws of such other jurisdictions, without any party to this Guarantee Agreement having to argue (darlegen) and prove (beweisen) such parties' intent to uphold this Guarantee Agreement even without the void, invalid or ineffective provisions.

The illegal, invalid, unenforceable or ineffective provision shall be deemed replaced by such legal, valid, enforceable and effective provision that in legal and economic terms comes closest to what the parties to this Guarantee Agreement intended or would have intended in accordance with the purpose of this Guarantee Agreement if they had considered the point at the time of conclusion of this Guarantee Agreement. The same applies in the event that this Guarantee Agreement does not contain a provision which it needs to contain in order to achieve the economic purpose as expressed herein (Regelungslücke).

10.08     Amendments

Any amendment to this Guarantee Agreement (including this Article 10.08) shall be made in writing (or in notarial form, if required) and shall be signed by the parties hereto. Any amendment to this Guarantee Agreement shall be made in writing (or in notarial form, if required) and shall be signed by the parties hereto.

10.09     Counterparts

This Guarantee Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

10.10     Assignment and transfer by the Bank

(a)	Subject to sub-paragraph (b) of this Article 10.10 (Assignment and transfer by the Bank), the consent of the Guarantor is required for an assignment or transfer (by way of assumption of contract (Vertragsübernahme), sub-participation or otherwise) by the Bank of all or part of its rights, benefits or obligations under this Guarantee Agreement, unless the assignment or transfer:

Page 22/27

(i)	is to a Bank Affiliate (as defined below); or

(ii)	is made at a time when an Event of Default has occurred and is continuing; or

(iii)	is made in respect of a sub-participation or securitisation (or similar transaction of broadly equivalent economic effect) where the Bank remains the lender of record of the Loan.

(b)	The consent of the Guarantor to an assignment or transfer must not be unreasonably withheld or delayed. The Guarantor will be deemed to have given its consent (10) ten Business Days after the Bank has requested it unless consent is expressly refused by the Guarantor within that time.

(c)	The Bank shall have the right to disclose all information relating to or concerning the Guarantor, the Group, the Finance Documents and the Loan to the assignee or transferee, as applicable, if required in connection with or in contemplation of any such assignment or transfer.

For the purpose of this Article 10.10 (Assignment and transfer by the Bank):

"Affiliate" means any entity directly or indirectly Controlling, Controlled by or under common Control with the Bank.

"Bank Affiliate" means an Affiliate of the Bank and any other entity or platform initiated, managed or advised by the Bank.

“Control” means with respect to a given entity, the power to:

(a)	cast, or control the casting of, votes corresponding to more than 50% of the issued voting share capital of that entity; or

(b)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(c)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of such entity are obliged to comply, and

“Controlling” and “Controlled” have corresponding meanings.

Page 23/27

Article 11
Final Articles

11.01     Form of notice

(a)	Any notice or other communication given under this Guarantee Agreement must be in writing and, unless otherwise stated, may be made by letter and electronic mail.

(b)	Notices and other communications for which fixed periods are laid down in this Guarantee Agreement or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other party:

(i)	on the date of delivery in relation to a hand-delivered or registered letter; or

(ii)	in the case of any electronic mail, when the electronic mail is received in readable form.

(c)	Any notice provided by the Guarantor or the Borrower to the Bank by electronic mail shall:

(i)	mention the Contract Number in the subject line; and

(ii)	be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the parties) of the notice signed by one or more Authorised Signatories of the Guarantor or the Borrower as appropriate, attached to the electronic mail.

(d)	Notices issued by the Guarantor or the Borrower pursuant to any provision of this Guarantee Agreement shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Guarantor or the Borrower and the authenticated specimen signature of such person or persons, unless such person is listed in the then current List of Authorised Signatories.

(e)	Without affecting the validity of electronic mail or communication made in accordance with this Article 11 (Final Articles), the following notices, communications and documents shall also be sent by registered letter to the relevant party at the latest on the immediately following Business Day:

(i)	Disbursement Acceptance;

(ii)	any notices and communication in respect of the cancellation of a disbursement of any Tranche, Prepayment Request, Prepayment Notice, Event of Default, any demand for prepayment, and

(iii)	any other notice, communication or document required by the Bank.

(f)	The parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand.

Page 24/27

11.02     Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication to be made or document to be delivered under or in connection with this Guarantee Agreement is:

For the Bank	Attention: OPS/ENPST/3-GC&IF 98 - 100 boulevard Konrad Adenauer, L-2950 Luxembourg Email address: [●]
For the Guarantor	Attention: Management 1200 Avenue of the Americas, Suite 200, New York, NY 10036, United States Email address: [●]
For the Borrower	Attention: Management Lochhamer Schlag 21, 82166 Gräfelfing, Germany Email address: [●]

11.03     Demand after notice to remedy

The Bank, the Guarantor and the Borrower shall promptly notify the other parties in writing of any change in their respective communication details.

11.04     English language

(a)	Any notice or communication given under or in connection with this Guarantee Agreement must be in English.

(b)	All other documents provided under or in connection with this Guarantee Agreement must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Bank, accompanied by a certified English translation and, in this case, the English translation will prevail.

11.05     Conclusion of this Guarantee Agreement (Vertragsschluss)

(a)	The parties to this Guarantee Agreement may choose to conclude this Guarantee Agreement by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of electronic photocopy.

(b)	If the parties to this Guarantee Agreement choose to conclude this Guarantee Agreement pursuant to this Article 11.05 (Conclusion of this Guarantee Agreement (Vertragsschluss)), they will transmit the signed signature page(s) of this Guarantee Agreement to Dr Tobias Wintermantel and Tom Haeseler of Allen & Overy LLP, Frankfurt at tobias.wintermantel@allenovery.com and tom.haeseler@allenovery.com (each a "Recipient"). This Guarantee Agreement will be considered concluded once a Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all Parties (whether electronic photocopy or other means of telecommunication and at the time of the receipt of the last outstanding signature page(s) by such one Recipient).

Page 25/27

(c)	For the purposes of this Article 11.05 (Conclusion of this Guarantee Agreement (Vertragsschluss)) only, the parties to this Guarantee Agreement appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all parties to this Guarantee Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

(d)	For the purposes of proof and confirmation, each party to this Guarantee Agreement has to provide the Recipients with original signature page(s) promptly after signing this Guarantee Agreement in accordance with this Article 11.05 (Conclusion of this Guarantee Agreement (Vertragsschluss)). The Bank may demand that the Guarantor subsequently sign one or more copies of this Guarantee Agreement.

11.06     Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

IN WITNESS WHEREOF the parties hereto have caused this Guarantee Agreement to be executed in three (3) originals (two (2) originals for the Bank and one (1) original for the Guarantor) in the English language.

This Guarantee Agreement has been entered into on the date stated at the beginning of this Guarantee Agreement.

Page 26/27

Signed for and on behalf of EUROPEAN INVESTMENT BANK

Signed for and on behalf of

IMMUNIC, INC.

___________________________

Name/Title

Signed for and on behalf of

IMMUNIC AG

___________________________

Name/Title

Page 27/27